Home Office: Cincinnati, Ohio

Administrative Office: [P.O. Box 5423, Cincinnati, Ohio 45201-5423]

[1-800-789-6771]

[MassMutualAscend.com]

RUSSELL 2000

3-YEAR

10% BUFFER WITH UPSIDE PARTICIPATION RATE & CAP

INDEXED STRATEGY

Crediting Strategy Endorsement

Performance Lock Feature

This is your Crediting Strategy endorsement for the Russell 2000 3-Year 10% Buffer with Upside Participation Rate & Cap Indexed Strategy. It describes how Gain or Loss is calculated for this Crediting Strategy, and the terms and conditions that apply to this Strategy.

ENDORSEMENT SPECIFICATIONS

Contract Number:	[000000000]

Owner{s}:	[JOHN DOE][ & ][JANE DOE]

Index:	Russell 2000® Index

Term Length:	3 Years, subject to Performance Lock provision

Downside Protection:	10% Buffer

Upside Factors:	Upside Participation Rate of not less than [5%]

Cap of not less than [1%]

Endorsement Effective Date:	[December 7, 2025]

Except to the extent guaranteed in the Contract and this Endorsement, the elements used in calculating Gain or Loss from the Index are not guaranteed and can be changed by the Company. Such changes may affect the return for this Crediting Strategy. Gain or Loss calculated for this Crediting Strategy does not include the portion of returns generated by dividends from the stocks that make up the Index.

The Strategy value for the most recent Market Close and related information is available by contacting us or through our website. Further information about the calculation of the Strategy value and examples may be found in the prospectus for your annuity contract, which is not a part of the Contract.

GAIN OR LOSS UNDER THIS CREDITING STRATEGY IS DETERMINED IN PART BASED ON THE RUSSELL 2000 INDEX. HOWEVER, THIS CONTRACT DOES NOT DIRECTLY PARTICIPATE IN ANY EQUITY INVESTMENTS.

This endorsement is a part of your Contract. It is not a separate contract. In all cases of conflict with the other terms of the Contract, the provisions of this endorsement shall control.

Signed for us at our office as of Endorsement Effective Date.

[Dominic Blue]	[John P. Gruber]
[President]	[Secretary]

ICC25-E1862425NW	1	[XX]

Limited Availability

This Strategy is only available for Terms that begin before the end of the fourth Contract Year.

Gain or Loss

Each day, the value of the Strategy includes the Gain or Loss for the Term.

Gain or Loss is calculated as a percentage of the then remaining investment base of the Strategy for the current Term. For this purpose, the investment base is equal to:

1)	the amount applied to this Strategy at the start of the Term; minus

2)	the amount deducted from the investment base for each withdrawal or charge that is taken from this Strategy during the Term.

Gain or Loss at the End of a Term

After the final Market Close of a Term, unless you have elected a Performance Lock, any Gain or Loss is determined based on the increase or decrease in the Russell 2000 Index since the start of the Term. This increase or decrease is expressed as a percentage of the value of the Russell 2000 Index at the start of the Term. It is measured from the Index value at the last Market Close on or before the first day of the Term to the Index value at the final Market Close of the Term. The Index value is the standard industry value of the Russell 2000 Index.

If the Russell 2000 Index has decreased, then the Loss for the Term is equal to the percentage decrease in the Index, but only to the extent such decrease exceeds the 10% Buffer.

If the Russell 2000 Index has increased and the Term does not have a Cap, then the Gain for the Term is equal to the percentage increase in the Index, multiplied by the Upside Participation Rate.

If the Russell 2000 Index has increased and the Term has a Cap, then the Gain for the Term is equal to the lesser of:

1)	the percentage increase in the Index, multiplied by the Upside Participation Rate; or

2)	the Cap.

The Gain or Loss for the Term is illustrated below:

Percentage Change in Index for the Term	Gain or Loss for Term

Decrease of more than 10%	Loss equal to percentage decrease in Index over 10%

Decrease of 10% or less	No Gain or Loss

No increase or decrease	No Gain or Loss

Increase if no Cap, or increase of less than Adjusted Cap	Gain equal to percentage increase in Index multiplied by Upside Participation Rate

Increase of equal to or greater than Adjusted Cap	Gain equal to the Cap

Gain or Loss before the End of a Term

Before the final Market Close of a Term, unless you have elected a Performance Lock, the Gain or Loss for the Term is equal to the Daily Value Percentage.

Performance Lock

A Performance Lock is an election to lock in the Gain or Loss for the remainder of a Term. You may make a Performance Lock election for a Term by a Request in Good Order. Once we receive your Request in Good Order, a Performance Lock election for a Term cannot be changed or revoked.

ICC25-E1862425NW	2	[XX]

A Performance Lock election for a Term is effective on the second Market Close following our receipt of your Request in Good Order. After the second Market Close, the Gain or Loss before the end of the Term and the Gain or Loss at the end of the Term is equal to the Daily Value Percentage as determined for that second Market Close.

If you elect a Performance Lock, the Term will end on the earliest anniversary of the Term start date that is on or after the date that the Performance Lock is effective.

Daily Value Percentage

The Daily Value Percentage is equal to:

1)	the Net Option Price for the Strategy as of the most recent Market Close of the Term; minus

2)	the Residual Option Cost as of the most recent Market Close of the Term; and minus

3)	the Trading Cost.

Net Option Price

If a Term does not have a Cap, then the Net Option Price as of a Market Close is a percentage equal to:

1)	the ATM Call Option price calculated for the Market Close, multiplied by the Upside Participation Rate; minus

2)	the OTM Put Option price calculated for the Market Close.

If a Term has a Cap, then the Net Option Price as of a Market Close is a percentage equal to:

1)	the ATM Call Option price calculated for the Market Close, multiplied by the Upside Participation Rate; minus

2)	the OTM Call Option price calculated for the Market Close, multiplied by the Upside Participation Rate; and minus

3)	the OTM Put Option price calculated for the Market Close.

Residual Option Cost

The Residual Option Cost is a percentage equal to:

1)	the Net Option Price for the Strategy calculated for the beginning of the Term; multiplied by

2)	the number of days remaining until the final Market Close of the Term divided by 1096.

Trading Cost

The Trading Cost is the estimated cost of selling the hypothetical option before the end of a Term to the extent that such cost is not already reflected in the Option Prices. It is a percentage set by us from time to time to reflect the average difference between the Option Prices and market bid prices.

ATM Call Option

The ATM Call Option is a hypothetical call option that will pay the holder an amount equal to the percentage increase, if any, in the Russell 2000 Index from the last Market Close on or before the start of the Term to the final Market Close of the Term.

OTM Call Option

The OTM Call Option is a hypothetical call option that will pay the holder an amount equal to the percentage increase, if any, in the Russell 2000 Index from the last Market Close on or before the start of the Term to the final Market Close of the Term, but only to the extent the percentage increase exceeds the Adjusted Cap for the Term.

OTM Put Option

The OTM Put Option is a hypothetical put option that will pay the holder an amount equal to the percentage decrease, if any, in the Russell 2000 Index from the last Market Close on or before the start of the Term to the final Market Close of the Term, but only to the extent the percentage decrease exceeds the Buffer for the Term.

ICC25-E1862425NW	3	[XX]

Option Prices

The ATM Call Option, OTM Call Option, and OTM Put Option prices are calculated by us using an option pricing model for valuing an option. The price of each option is stated as a percentage of the value of the Russell 2000 Index at the last Market Close on or before the first day of the Term.

Buffer

The Buffer is the decrease in the value of the Russell 2000 Index for a Term that is disregarded when determining the Loss for the Term. The Buffer for each Term of this Strategy is 10%.

Upside Participation Rate

The Upside Participation Rate is the portion of the increase in the Russell 2000 Index for a Term taken into account when determining the Gain for the Term. We will set the Upside Participation Rate for each initial or renewal Term of this Strategy before the first day of that Term. For a given Term, we may set a different Upside Participation Rate for amounts attributable to Purchase Payments received on different dates. The Upside Participation Rate for each Term of this Strategy shall never be less than the minimum shown in the Endorsement Specifications.

Cap

The Cap is the largest possible Gain for the Term. We may set a Cap for any initial or renewal Term of this Strategy. If we set a Cap for a Term of this Strategy, we will set the Cap before the first day of that Term. For a given Term, we may set a different Cap for amounts attributable to Purchase Payments received on different dates. A Cap for each Term of this Strategy shall never be less than the minimum shown in the Endorsement Specifications.

Adjusted Cap

The Adjusted Cap is the largest increase in the Russell 2000 Index for a Term taken into account, when determining the Gain for the Term. It is equal to the Cap for the Term divided by the Upside Participation Rate for the Term.

Merger of Crediting Strategies

At the end of a Term, if a new Term of this Strategy is not available, this Strategy shall merge into and become a part of the Russell 2000 1-Year Indexed Strategy designated by the Company on a nondiscriminatory basis. If at the end of a Term there is no Russell 2000 1-Year Indexed Strategy available, then this Strategy shall merge into and become a part of the S&P 500 1-Year Indexed Strategy designated by the Company on a nondiscriminatory basis. Unless moved under the reallocation provision of the Contract, the value of this Strategy at the end of a Term shall be applied to a new Term of such 1-Year Indexed Strategy.

Index Information

The Russell 2000® Index is designed to provide a measure of the small-cap segment of the US equity market. The value of the index excludes any dividends that may be paid by the firms that comprise the Index.

[MassMutual Ascend Life Insurance Company (“MassMutual Ascend”) products are not in any way connected to or sponsored, endorsed, sold or promoted by the London Stock Exchange Group plc and its group undertakings (collectively, the “LSE Group”). FTSE Russell is a trading name of certain of the LSE Group companies.

All rights in the FTSE Russell Index (”the Index”) vest in the relevant LSE Group company which owns the Index. Russell® is a trade mark of the relevant LSE Group company and is used by any other LSE Group company under license.

The Index is calculated by or on behalf of Frank Russell Company or its affiliate, agent or partner. The LSE Group does not accept any liability whatsoever to any person arising out of (a) the use of, reliance on or any error in the Index or (b) investment in or operation of the MassMutual Ascend product(s). The LSE Group makes no claim, prediction, warranty or representation either as to the results to be obtained from the MassMutual Ascend product(s) or the suitability of the Index for the purpose to which it is being put by MassMutual Ascend Life Insurance Company.]

ICC25-E1862425NW	4	[XX]